Exhibit 99.1

LINCOLN EDUCATIONAL SERVICES CORPORATION
REPORTS THIRD QUARTER RESULTS

West Orange, New Jersey, November 2, 2011 —Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”), a leading provider of diversified career-oriented post-secondary education, today reported third quarter results.

Third Quarter 2011 Highlights

•	Revenue of $123.5 million, a 26.2% decrease from revenue of $167.2 million in the prior-year quarter.
•	Adjusted EBITDA for the quarter of $12.9 million compared to adjusted EBITDA of $38.8 million in the prior-year quarter.
•
Loss per share of $0.18 for the quarter as compared to earnings per share of $0.76 in the prior-year quarter.  Loss per share for the quarter includes a charge of $0.31 related to impairment of goodwill and other long-lived assets.

Comment

“The changes we have made to our business model to meet existing and new regulations, including gainful employment regulations, achieved the strategic objectives we targeted early in the year including addressing the 90/10 rule and Cohort Default Rate issues,” said Shaun McAlmont, Lincoln’s President and Chief Executive Officer. “We have implemented all admissions related changes, increased cash contributions from our students and greatly decreased the number of ‘ability to benefit’ or ATB students enrolled at our institutions.  Today, our admissions representatives are operating under new federal regulations, our institutions are expected to comply with the 90/10 rule, and approximately 6% of our student population was classified as ATB as of September 30, 2011.”

With these changes now behind us, we are focusing our efforts to ensure that 2012 is a year where we return to growth.  In addition, we are actively managing our expenses to ensure that they are commensurate with our student population.  We have introduced an early student engagement mentoring program which is designed to ensure successful outcomes for our more challenged students.  Early indications show that this program is proving very effective and is starting to have a positive impact on student retention.  In addition, we are becoming increasingly comfortable with our approach to successfully educating ATB students and, as a result, expect to slightly relax our entrance requirements at select schools as we expand this pilot program over the next few quarters.

We expect to enroll approximately 22,500 new students in 2011 amid this tumultuous period of change. We expect that we will be able to grow new student starts in 2012 based on the stabilization from the changes made in 2011, the contribution of new campuses, as well as the easing of entrance requirements for ATB students.

Mr. McAlmont concluded, “We continue to face a difficult environment, but are confident in our ability to deliver successful outcomes to our students as well as long-term growth to our investors. We remain committed to our long-term growth strategies of acquisitions, new campus openings and new program offerings.  We ultimately expect to emerge from these challenging times a stronger company and to continue to be a leading provider of career and technical programs.”

2011 Guidance–

➢	For the full year, we expect revenue of $510 million to $520 million, representing a decrease of approximately 19% to 20% from 2010.

➢
We are lowering our previous full year diluted EPS guidance to give effect to the impairment charge of $0.31 per share; we expect diluted EPS of $0.70 to $0.76 for the year representing a decrease of approximately 73% to 75% from 2010.

➢	We expect a decrease in expected student starts of 36% to 39% from 2010.

Dividend–

➢
Due to lower revenue and profitability in 2011, the Board of Directors has decided to reduce our quarterly dividend and has declared a cash dividend of $0.07 per share for the fourth quarter of 2011.  The dividend is payable on December 30, 2011 to shareholders of record on December 15, 2011.

Third Quarter 2011 Operating Performance

Revenue decreased 26.2% to $123.5 million in the third quarter from $167.2 million in the prior-year quarter. This decrease was primarily attributable to a 28.9% decrease in average student population.  The decrease in average student population was due to adjustments in our business model to be better aligned with the Department of Education’s increased emphasis on student outcomes and our efforts to comply with the 90/10 rule and cohort default rates.  As part of these measures we have implemented a more selective student enrollment policy to ensure that we enroll students that demonstrate a strong ability to achieve successful student outcomes, including higher graduation rates, repayment rates and lower student debt levels.  We have also restructured certain programs and altered program offerings at some of our campuses which resulted in lower financial aid funding availability and higher student cash contributions.  These changes, coupled with the current economic conditions, which we believe are resulting in an increase in the number of potential students who are hesitant to take on debt, have resulted in a significant decline in student starts. We believe these changes will lead to improvement in our 90/10 ratios and facilitate our compliance with the 90/10 rule.  Average revenue per student increased 3.9% in the third quarter primarily from tuition increases which range from 3% to 5% annually and from changes to some of our program offerings which shortened the delivery time of these programs and slightly accelerated revenue.

Operating loss/income decreased to an operating loss of $5.0 million in the third quarter from operating income of $32.4 million in the prior-year quarter. Operating loss in the third quarter of 2011 includes a $10.4 million impairment of goodwill and long-lived assets.  Operating loss/income margin decreased to operating loss margin of 4.1% in the third quarter from operating income margin of 19.3% in the prior-year quarter.

Educational services and facilities expenses decreased 9.3% to $57.4 million in the third quarter of 2011 from $63.3 million in the prior-year quarter. This decrease was due to lower books and tools expense and lower instructional expenses, partially offset by higher facilities expenses primarily related to higher depreciation expense.  The decrease in books and tools expense was attributable to a reduction in average student population resulting from a decline in student starts of approximately 4,500 for the quarter ended September 30, 2011, compared to the quarter ended September 30, 2010, as well as the timing of class starts.  The decrease in instructional expenses was due to a reduction in the number of instructors at most of our campuses resulting from a lower student population.  Facilities expenses increased from depreciation expense due to higher capital expenditures in 2010.  As a result of the foregoing, educational services and facilities expense, as a percentage of revenue, increased to 46.5% in the third quarter from 37.9% in the prior-year quarter.

Selling, general and administrative expenses decreased 15.1% to $60.7 million in the third quarter of 2011 from $71.5 million in the prior-year quarter.  The decrease reflects a reduction in administrative expenses and sales and marketing expenses.  The decrease in administrative expenses was primarily due to a decrease in bad debt expense and a reduction in compensation and benefits.  These reductions were partially offset by additional administration expenses at our three new campuses.  Bad debt expense was 7.8% of revenue in the third quarter of 2011, essentially flat as compared to 7.7% of revenue in the prior-year quarter.  The number of days’ revenue outstanding at September 30, 2011 decreased to 19.4 days, compared to 24.7 days at September 30, 2010.  As of September 30, 2011, we had outstanding loan commitments to our students of $26.7 million as compared to $16.7 million at June 30, 2011.  Loan commitments, net of interest that would be due on the loans through maturity, were $20.9 million at September 30, 2011 as compared to $14.4 million at June 30, 2011.

The decrease in sales and marketing expenses was primarily due to a decrease in sales compensation and benefits expenses of $2.1 million.  In addition, we aligned our marketing expenses to meet the needs of our reduced sales force which resulted in a reduction of $0.6 million for the quarter.

As a percentage of revenue, selling, general and administrative expenses increased to 49.2% in the third quarter of 2011 from 42.8% in the prior-year quarter.

At September 30, 2011, we tested our goodwill and long-lived assets for impairment and determined that an impairment of approximately $10.4 million existed for five reporting units.  The impairment of long-lived assets was due to a regional accreditation indefinite intangible asset that is no longer being utilized.

Net loss was $3.9 million in the third quarter as compared to net income of $18.9 million in the prior-year quarter. Diluted loss per share was $0.18 in the third quarter of 2011 as compared to diluted earnings per share of $0.76 in the third quarter of 2010.

We strive to align our expenses throughout the year to our student population.  As our population increases or decreases, we align our personnel and our expenses to the extent possible to meet the needs of our existing population.

Balance Sheet

Lincoln had $26.1 million of cash and cash equivalents at September 30, 2011 compared to $66.0 million at December 31, 2010.  Total debt and capital lease obligations decreased to $36.6 million at September 30, 2011 from $56.9 million at December 31, 2010.  Stockholders’ equity increased to $236.4 million at September 30, 2011 from $222.5 million at December 31, 2010.

Student Metrics

Starts and Population

	Three Months Ended
	September 30,
	2011	2010	Change

Student Starts	8,482	13,016	-34.8%
Average population	22,712	31,952	-28.9%
End of period population	22,526	33,157	-32.1%

Average Population Mix by Vertical

	Three Months Ended
	September 30,
	2011	2010

Health sciences	35.4%	38.6%
Automotive	36.3%	31.1%
Skilled trades	10.5%	11.1%
Hospitality services	9.9%	10.0%
Business & IT	7.9%	9.2%
	100.0%	100.0%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at http://www.lincolnedu.com.  Participants can also listen to the conference call by dialing 866-203-3206 (domestic) or 617-213-8848 (international) and citing code 37980104. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 93464916.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: health sciences, automotive technology, skilled trades, business and information technology and hospitality services.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 46 campuses in 17 states under 5 brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Euphoria Institute of Beauty Arts and Sciences, and Lincoln College of New England.  As of September 30, 2011, 22,526 students were enrolled at Lincoln’s campuses.

Safe Harbor

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements, which are not historical facts, contain information regarding our current beliefs and plans and expectations and involve significant risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Included among such statements is our Board’s intention to announce regular quarterly cash dividends and its expectations regarding the dividend level.  A discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements and that could affect payment by the Company of cash dividends is included in Lincoln’s Annual Report on Form 10-K for the year ended December 31, 2010 and certain of Lincoln’s other SEC filings. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Please see financial attachments.)

Contact:
Cesar Ribeiro
973-736-9340

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share amounts)

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)

	2011	2010	2011	2010

REVENUE	$123,482	$167,211	$397,064	$472,471
COSTS AND EXPENSES:
Educational services and facilities	57,419	63,304	171,054	180,292
Selling, general and administrative	60,732	71,532	192,858	211,506
(Gain) loss on sale of assets	(3)	(1)	5	(8)

Impairment of goodwill and long-lived assets	10,377	-	10,377	-
Total costs and expenses	128,525	134,835	374,294	391,790
OPERATING (LOSS) INCOME	(5,043)	32,376	22,770	80,681
OTHER:
Interest income	2	5	8	26
Interest expense	(1,091)	(1,088)	(3,277)	(3,385)
Other income (loss)	4	(7)	17	41
(LOSS) INCOME BEFORE INCOME TAXES	(6,128)	31,286	19,518	77,363
(BENEFIT) PROVISION FOR INCOME TAXES	(2,202)	12,405	8,158	30,826
NET (LOSS) INCOME	$(3,926)	$18,881	$11,360	$46,537

(Loss) Earnings per share Basic	$(0.18)	$0.77	$0.52	$1.84

(Loss) Earnings per share Diluted	$(0.18)	$0.76	$0.51	$1.80

Weighted average number of common shares outstanding:
Basic	22,045	24,492	21,996	25,273
Diluted	22,045	24,984	22,153	25,920

Other data:

Adjusted EBITDA (1)	$12,921	$38,816	$54,441	$100,389
Depreciation and amortization	7,581	6,447	21,269	19,667
Number of campuses	46	43	46	43
Average enrollment	22,712	31,952	25,291	31,263
Stock-based compensation	613	612	2,742	1,859
Net cash provided by operating activities	8,244	43,142	27,393	68,077
Net cash used in investing activities	(6,785)	(9,982)	(30,121)	(33,617)
Net cash used in financing activities	$(5,617)	$(46,920)	$(37,134)	$(66,106)

Selected Consolidated Balance Sheet Data:	September 30,
(In thousands)	2011

Cash and cash equivalents	$26,133
Current assets	73,731
Working deficit	(7,564)
Total assets	366,462
Current liabilities	81,295
Long-term debt and capital lease obligations, including current portion	36,637
Total stockholders’ equity	$236,411

(1) Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Adjusted EBITDA includes non cash charges related to impairment of goodwill and other long-lived assets.  Following is a reconciliation of income (loss) from continuing operations to EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)

	2011	2010	2011	2010

Net (Loss) Income	$(3,926)	$18,881	$11,360	$46,537
Interest expense, net	1,091	1,083	3,277	3,359
(Benefit) provision for income taxes	(2,202)	12,405	8,158	30,826
Depreciation and amortization	7,581	6,447	21,269	19,667
EBITDA	2,544	38,816	44,064	100,389
Impairment of goodwill and other long-lived assets	10,377	-	10,377	-
Adjusted EBITDA	$12,921	$38,816	$54,441	$100,389

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